Exhibit 99.1

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400

Catherine D’Amico EVP of Finance and Chief Financial Officer (585) 647-6400

Investor Relations: Cara O’Brien/Melissa Myron Media: Melissa Merrill Financial Dynamics (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. INITIATES QUARTERLY CASH DIVIDEND

      ROCHESTER, N.Y. – May 20, 2005 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has approved the Company’s initiation of a quarterly cash dividend of $0.05 per share on the Company’s outstanding shares of common stock. The plan approved by the Board anticipates a total annual dividend of $0.20 per common share. The first quarterly cash dividend is payable on July 29, 2005 to shareholders of record at the close of business on July 19, 2005.

      Robert G. Gross, President and Chief Executive Officer, stated, “The decision to initiate a dividend program not only reflects our commitment to enhance shareholder value and encourage long-term investment in Monro Muffler, but also underscores our confidence in the future prospects of the Company. Our strong financial position and cash generation provide us the flexibility to pay dividends while simultaneously continuing to invest in growing our business. We’re pleased to be able to return a portion of our earnings to our shareholders without compromising our ability to pursue acquisitions and organic growth opportunities.”

      While the Company intends to pay regular quarterly cash dividends for the foreseeable future, the declaration and payment of future dividends are discretionary and will be subject to determination by the Board of Directors each quarter after its review of the Company’s financial performance.

      Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 625 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

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